As filed with the Securities and Exchange Commission on June 19, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
AND
POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENTS NO. 333-137417,
NO. 333-66610 AND NO. 333-35367 UNDER THE SECURITIES ACT OF 1933
QAD INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0105228
(State of Incorporation)	(I.R.S. Employer Identification No.)
100 Innovation Place
Santa Barbara, California 93108
(Address of principal executive offices)
QAD INC. 2006 STOCK INCENTIVE PROGRAM
(Full title of the plan)
Daniel Lender
Executive Vice President and Chief Financial Officer
QAD INC.
100 Innovation Place
Santa Barbara, CA 93108
(805) 566-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies To:

Blase Dillingham, Esq. Manatt, Phelps & Phillips, LLP 11355 West Olympic Boulevard Los Angeles, CA 90064-1614 (310) 312-4159	Angelee J. Harris, Esq. Manatt, Phelps & Phillips, LLP 695 Town Center Drive, 14th Floor Costa Mesa, CA 92626 (714) 371 2720
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To Be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered:	Registered(1)(2)	Per Share(3)	Offering(3)	Registration Fee(1)(3)
Common Stock ($0.001 par value per share) issuable under the QAD Inc. 2006 Stock Incentive Program	3,000,000	$3.26	$9,780,000	$545.72

(1)	This registration statement is (a) a new registration statement; (b) a Post-Effective Amendment No.2 to the Company’s registration statement on Form S-8 (File No. 333-137417), as filed with the Securities and Exchange Commission on September 19, 2006 (the “2006 Registration Statement”); (c) a Post-Effective Amendment No. 2 to the Company’s registration statement on Form S-8 (File No. 333-66610), as filed with the Securities and Exchange Commission on August 2, 2001 (the “2001 Registration Statement”); and (c) a Post-Effective Amendment No. 2 to the Company’s registration statement on Form S-8 (File No. 333-35367), as filed with the Securities and Exchange Commission on September 11, 1997 (the “1997 Registration Statement”). Collectively, the 2006 Registration Statement, the 2001 Registration Statement and the 1997 Registration Statement are the “Prior Registration Statements”. The 3,000,000 shares being registered hereby are issuable under the QAD Inc. 2006 Stock Incentive Program (the “2006 Stock Incentive Program”).

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Company’s common stock that become issuable under the 2006 Stock Incentive Program by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Company’s common stock.

(3)	The registration fee payable for 3,000,000 shares being registered hereby under the 2006 Stock Incentive Program is estimated pursuant to Rule 457(h) of the Securities Act of 1933. The price per share and aggregate offering price for such shares are based upon the average of the high and low prices of Company’s common stock on June 10, 2009, as reported on the Nasdaq Global Select Market in accordance with Rule 457(c) of the Securities Act of 1933.

QAD Inc.
RESIGTRATION STATEMENT ON FORMS S-8
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Pursuant to General Instruction E of Form S-8, this Registration Statement covers additional securities registered for issuance under the 2006 QAD Inc. Stock Incentive Plan, as amended. The contents of the prior Registration Statements on Form S-8 of the Registrant, File No. 333-137417, File No. 333-66610, and File No. 333-35367, are incorporated herein by reference.
     The following documents are incorporated by reference into this registration statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009;
     (b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarters ended April 30, 2009 and
     (c) The Registrant’s Current Reports on Form 8-K filed with the Commission on February 2, 2009, February 10, 2009, March 12, 2009, May 7, 2009, May 28, 2009, June 12, 2009, June 16, 2009; and
     (d) The description of the Registrant’s common stock and rights to purchase preferred stock which are contained in the Registrant’s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and all amendments to such registration statements and reports filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed hereby incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 6. Indemnification of Directors and Officers.
     Section 102(b)(7) of the Delaware General Corporation Law (“Delaware Corporation Law”) permits a corporation to provide in its certificate of incorporation that directors of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation, as amended (the “Charter”), contains such a provision.
     Section 145 of the Delaware Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
     The Registrant’s bylaws provide for indemnification of its officers, directors, employees and other agents in a manner substantially identical to that permitted under the Delaware Corporation Law.
     In addition to the indemnification provided in the Registrant’s Charter and bylaws and by the Delaware Corporation Law, the Registrant has entered into indemnification agreements with its directors and executive officers to provide additional contractual assurances regarding the scope of indemnification and to provide additional procedural protections.
     The Registrant also carries insurance policies that cover its individual directors and officers for legal liability and which would pay on their behalf for expenses of indemnifying them in accordance with the Charter, bylaws and the Delaware Corporation Law.
Item 8. Exhibits

Exhibits

4.5	Amendment No. 1 to QAD Inc. 2006 Stock Incentive Program

5.1	Opinion of Manatt, Phelps & Phillips, LLP

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Manatt, Phelps & Phillips, LLP is contained in Exhibit 5.1 of this Registration Statement

24.1	Power of Attorney follows signature page

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).
               (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
     PROVIDED, HOWEVER, that undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on June 19, 2009.

QAD INC.
By:	/s/ Daniel Lender
Chief Financial Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Lender as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Pamela M. Lopker Pamela M. Lopker	Chairman of the Board, President	June 19, 2009
/s/ Karl F. Lopker Karl F. Lopker	Director, Chief Executive Officer (Principal Executive Officer)	June 19, 2009
/s/ Daniel Lender Daniel Lender	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	June 19, 2009
/s/ Kara Bellamy Kara Bellamy	Sr. Vice President, Corporate Controller (Chief Accounting Officer)	June 19, 2009
/s/ Scott Adelson Scott Adelson	Director	June 19, 2009
/s/ Terry Cunningham Terry Cunningham	Director	June 19, 2009
/s/ Peter R. van Cuylenburg Peter R. van Cuylenburg	Director	June 19, 2009
/s/ Tom O’Malia Tom O’Malia	Director	June 19, 2009
Lee Roberts Lee Roberts	Director	June 19, 2009

EXHIBIT INDEX
EXHIBITS

EXHIBIT
NUMBER	EXHIBIT TITLE

4.5	Amendment No. 1 to QAD Inc. 2006 Stock Incentive Program

5.1	Opinion of Manatt, Phelps & Phillips, LLP

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Manatt, Phelps & Phillips, LLP is contained in Exhibit 5.1 of this Registration Statement

24.1	Power of Attorney follows signature page